Exhibit 99.2

KATE SPADE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	April 1, 2017	December 31, 2016	April 2, 2016
Assets
Current Assets:
Cash and cash equivalents	$422,332	$478,536	$260,647
Accounts receivable — trade, net	64,336	77,487	68,626
Inventories, net	215,097	167,461	220,666
Deferred income taxes	—	—	1,985
Other current assets	36,871	34,024	31,808
Total current assets	738,636	757,508	583,732

Property and Equipment, Net	159,395	167,192	175,290
Goodwill	52,173	50,045	52,315
Intangibles, Net	85,881	86,703	87,285
Deferred Income Taxes	1,764	2,322	743
Other Assets	54,256	46,549	52,536
Total Assets	$1,092,105	$1,110,319	$951,901

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings	$3,701	$3,664	$3,638
Accounts payable	93,390	93,144	99,817
Accrued expenses	103,113	125,434	117,832
Income taxes payable	1,701	2,207	917
Total current liabilities	201,905	224,449	222,204

Long-Term Debt	388,878	389,742	391,317
Other Non-Current Liabilities	46,957	48,685	51,995
Deferred Income Taxes	18,048	17,512	18,844
Commitments and Contingencies (Note 6)
Stockholders’ Equity:
Preferred stock, $0.01 par value, authorized shares — 50,000,000, issued shares — none	—	—	—
Common stock, $1.00 par value, authorized shares — 250,000,000, issued shares — 176,437,234	176,437	176,437	176,437
Capital in excess of par value	258,015	251,816	232,587
Retained earnings	1,295,318	1,306,096	1,165,559
Accumulated other comprehensive loss	(25,396)	(28,160)	(27,011)
	1,704,374	1,706,189	1,547,572
Common stock in treasury, at cost — 47,832,563, 48,261,217 and 48,457,848 shares	(1,268,057)	(1,276,258)	(1,280,031)
Total stockholders’ equity	436,317	429,931	267,541
Total Liabilities and Stockholders’ Equity	$1,092,105	$1,110,319	$951,901

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

KATE SPADE & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per common share data)

(Unaudited)

	Three Months Ended
	April 1, 2017 (13 Weeks)	April 2, 2016 (13 Weeks)

Net Sales	$271,225	$274,422

Cost of goods sold	99,763	104,941

Gross Profit	171,462	169,481

Selling, general & administrative expenses	164,580	151,768

Operating Income	6,882	17,713

Other income (expense), net	607	(247)

Interest expense, net	(4,545)	(4,996)

Income Before Provision for Income Taxes	2,944	12,470

Provision for income taxes	1,750	1,554

Income from Continuing Operations	1,194	10,916

Discontinued operations, net of income taxes	165	720

Net Income	$1,359	$11,636

Earnings per Share, Basic:
Income from Continuing Operations	$0.01	$0.09
Net Income	$0.01	$0.09

Earnings per Share, Diluted:
Income from Continuing Operations	$0.01	$0.08
Net Income	$0.01	$0.09

Weighted Average Shares, Basic	128,387	127,931
Weighted Average Shares, Diluted	128,954	128,636

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

KATE SPADE & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Three Months Ended
	April 1, 2017 (13 Weeks)	April 2, 2016 (13 Weeks)

Net Income	$1,359	$11,636

Other Comprehensive Income (Loss), Net of Income Taxes:

Cumulative translation adjustment, net of income taxes of $0	3,228	3,978

Write-off of translation adjustment in connection with liquidation of foreign subsidiaries	(198)	—

Change in fair value of cash flow hedging derivatives, net of income taxes of $(128) and $(520), respectively	(266)	(948)

Comprehensive Income	$4,123	$14,666

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

KATE SPADE & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	April 1, 2017 (13 Weeks)	April 2, 2016 (13 Weeks)
Cash Flows from Operating Activities:
Net income	$1,359	$11,636
Adjustments to arrive at income from continuing operations	(165)	(720)
Income from continuing operations	1,194	10,916

Adjustments to reconcile income from continuing operations to net cash used in operating activities:
Depreciation and amortization	12,459	11,539
Loss on asset disposals and impairments, including streamlining initiatives, net	6,767	206
Share-based compensation	6,199	7,910
Foreign currency transaction gains, net	(3,924)	(4,325)
Equity losses of equity investees	260	1,241
Other, net	5	31
Changes in assets and liabilities:
Decrease in accounts receivable — trade, net	13,752	29,279
Increase in inventories, net	(46,261)	(26,306)
Increase in other current and non-current assets	(9,727)	(448)
Increase (decrease) in accounts payable	800	(9,589)
Decrease in accrued expenses and other non-current liabilities	(21,517)	(33,368)
Net change in income tax assets and liabilities	(226)	462
Net cash used in operating activities of discontinued operations	(71)	(119)
Net cash used in operating activities	(40,290)	(12,571)

Cash Flows from Investing Activities:
Purchases of property and equipment	(9,903)	(11,822)
Proceeds from sales of joint venture interests, net	—	(2,350)
Investments in and advances to equity investees	—	(6,500)
Payments for in-store merchandise shops	(1,664)	(660)
Purchase of trademarks	—	(1,200)
Other, net	(11)	45
Net cash used in investing activities	(11,578)	(22,487)

Cash Flows from Financing Activities:
Repayment of Term Loan	(1,000)	(2,000)
Principal payments under capital lease obligations	(138)	(123)
Proceeds from exercise of stock options	810	65
Payment of deferred financing fees	(171)	(315)
Withholding taxes on share-based compensation	(5,344)	(761)
Net cash used in financing activities	(5,843)	(3,134)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,507	988

Net Change in Cash and Cash Equivalents	(56,204)	(37,204)
Cash and Cash Equivalents at Beginning of Period	478,536	297,851
Cash and Cash Equivalents at End of Period	$422,332	$260,647

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

KATE SPADE & COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all amounts are in thousands, except per share amounts)

(Unaudited)

1.    BASIS OF PRESENTATION

The Condensed Consolidated Financial Statements of Kate Spade & Company and its wholly-owned and majority-owned subsidiaries (the “Company”) included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been condensed or omitted from this report, as is permitted by such rules and regulations; however, the Company believes that its disclosures are adequate to make the information presented not misleading. It is suggested that these Condensed Consolidated Financial Statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2016 Annual Report on Form 10-K. Information presented as of December 31, 2016 is derived from audited financial statements.

On February 16, 2017, the Company’s Board of Directors, together with management and in consultation with its financial advisor and legal counsel, announced that it is conducting a process to explore and evaluate strategic alternatives to further enhance shareholder value. There can be no assurance that this review process will result in a transaction or other strategic alternative of any kind.

The Company operates its kate spade new york and JACK SPADE NEW YORK™ brands through one operating segment in North America and three operating segments internationally: Japan, Asia (excluding Japan) and Europe. The Company’s Adelington Design Group reportable segment is also an operating segment. The three reportable segments described below represent the Company’s activities for which separate financial information is available and which is utilized on a regular basis by the Company’s chief operating decision maker (“CODM”) to evaluate performance and allocate resources. In identifying the Company’s reportable segments, the Company considers its management structure and the economic characteristics, products, customers, sales growth potential and long-term profitability of its operating segments. As such, the Company configured its operations into the following three reportable segments:

•	KATE SPADE North America segment – consists of the Company’s kate spade new york and JACK SPADE NEW YORK brands in North America.
•
KATE SPADE International segment – consists of the Company’s kate spade new york and JACK SPADE NEW YORK brands in International markets (principally in Japan, Asia (excluding Japan), Europe and Latin America).

•	Adelington Design Group segment – primarily consists of exclusive arrangements to supply jewelry for the LIZ CLAIBORNE and MONET brands.

In the opinion of management, the information furnished reflects all adjustments, all of which are of a normal recurring nature, necessary for a fair presentation of the results for the reported interim periods. Results of operations for interim periods are not necessarily indicative of results for the full year. Management has evaluated events or transactions that have occurred from the balance sheet date through the date the Company issued these financial statements.

NATURE OF OPERATIONS

Kate Spade & Company is engaged primarily in the design and marketing of a broad range of accessories and apparel. The Company’s fiscal year ends on the Saturday closest to December 31. The 2017 fiscal year, ending December 30, 2017, reflects a 52-week period, resulting in a 13-week, three-month period for the first quarter. The 2016 fiscal year, ending December 31, 2016, reflects a 52-week period, resulting in a 13-week, three-month period for the first quarter.

PRINCIPLES OF CONSOLIDATION

The Condensed Consolidated Financial Statements include the accounts of the Company. All inter-company balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES AND CRITICAL ACCOUNTING POLICIES

The Company’s critical accounting policies are those that are most important to the portrayal of its financial condition and results of operations in conformity with US GAAP. These critical accounting policies are applied in a consistent manner throughout all periods presented. The Company’s critical accounting policies are summarized in Note 1 of Notes to Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The application of critical accounting policies requires that the Company make estimates and assumptions about future events and apply judgments that affect the reported amounts of revenues and expenses. Estimates by their nature are based on judgments and available information. Therefore, actual results could materially differ from those estimates under different assumptions and conditions. The Company continues to monitor the critical accounting policies to ensure proper application of current rules and regulations. During the first quarter of 2017, there were no significant changes in the critical accounting policies discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

On January 1, 2017, the first day of the Company’s 2017 fiscal year, the Company adopted new accounting guidance on share-based compensation, including modified retrospective adoption of the recognition of excess tax benefits and tax deficiencies in the statement of income. Upon adoption, all excess tax benefits and tax deficiencies from share-based compensation are recognized as income tax expense or benefit in the statement of income as discrete items in the reporting period in which they occur, regardless of whether the benefit reduces taxes payable in the current period. As a result of the adoption of this guidance, the Company recognized deferred tax assets of $44.3 million for the excess tax benefits that arose directly from tax deductions related to share-based compensation greater than the amounts recognized for financial reporting and also recognized an increase of an equal amount in the valuation allowance against such deferred tax assets. The Company also retrospectively adopted the accounting guidance on the presentation of shares withheld for certain employee taxes paid on the statement of cash flows. The cash paid by the Company when directly withholding shares for tax-withholding purposes is classified as a financing activity on the Condensed Consolidated Statement of Cash Flows for all periods presented. The Company elected to continue to estimate the number of share-based awards expected to vest, rather than electing to account for forfeitures as they occur to determine the amount of compensation expense to be recognized in each period.

2.    STOCKHOLDERS’ EQUITY

Activity for the three months ended April 1, 2017 in the Capital in excess of par value, Retained earnings and Common stock in treasury, at cost accounts was as follows:

In thousands	Capital in Excess of Par Value	Retained Earnings	Common Stock in Treasury, at Cost
Balance as of December 31, 2016	$251,816	$1,306,096	$(1,276,258)
Net income	—	1,359	—
Exercise of stock options	—	(1,103)	1,913
Restricted shares issued, net of cancellations and shares withheld for taxes	—	(11,034)	6,288
Share-based compensation	6,199	—	—
Balance as of April 1, 2017	$258,015	$1,295,318	$(1,268,057)

Activity for the three months ended April 2, 2016 in the Capital in excess of par value, Retained earnings and Common stock in treasury, at cost accounts was as follows:

In thousands	Capital in Excess of Par Value	Retained Earnings	Common Stock in Treasury, at Cost
Balance as of January 2, 2016	$224,677	$1,155,838	$(1,281,690)
Net income	—	11,636	—
Exercise of stock options	—	(223)	288
Restricted shares issued, net of cancellations and shares withheld for taxes	—	(1,692)	1,371
Share-based compensation	7,910	—	—
Balance as of April 2, 2016	$232,587	$1,165,559	$(1,280,031)

Accumulated other comprehensive (loss) income consisted of the following:

In thousands	April 1, 2017	December 31, 2016	April 2, 2016
Cumulative translation adjustment, net of income taxes of $0	$(26,132)	$(29,162)	$(26,076)
Unrealized gains (losses) on cash flow hedging derivatives, net of income taxes of $385, $513 and $(512), respectively	736	1,002	(935)
Accumulated other comprehensive loss, net of income taxes	$(25,396)	$(28,160)	$(27,011)

The following table presents the change in each component of Accumulated other comprehensive (loss) income, net of income taxes for the three months ended April 1, 2017:
In thousands	Cumulative Translation Adjustment	Unrealized Gains (Losses) on Cash Flow Hedging Derivatives
Balance as of December 31, 2016	$(29,162)	$1,002
Other comprehensive income (loss) before reclassification	3,228	(557)
Amounts reclassified from accumulated other comprehensive (loss) income	(198)	291
Net current-period other comprehensive income (loss)	3,030	(266)
Balance as of April 1, 2017	$(26,132)	$736

The following table presents the change in each component of Accumulated other comprehensive (loss) income, net of income taxes for the three months ended April 2, 2016:

In thousands	Cumulative Translation Adjustment	Unrealized Gains (Losses) on Cash Flow Hedging Derivatives
Balance as of January 2, 2016	$(30,054)	$13
Other comprehensive income (loss) before reclassification	3,978	(725)
Amounts reclassified from accumulated other comprehensive income	—	(223)
Net current-period other comprehensive income (loss)	3,978	(948)
Balance as of April 2, 2016	$(26,076)	$(935)

3.    INCOME TAXES

During the first quarter of 2017 and 2016, the Company continued to record a full valuation allowance on deferred tax assets in most jurisdictions due to the combination of its history of pretax losses and its inability to carry back tax losses or credits. The Company continues to assess whether any significant changes in circumstances or assumptions have occurred that could materially affect the Company’s ability to realize deferred tax assets. The Company expects to release the valuation allowance when it has sufficient positive evidence, including but not limited to, the magnitude and duration of the Company’s historical losses as compared to recent profits within taxing jurisdictions to overcome such negative evidence.

The Company’s provision for income taxes for the three months ended April 1, 2017 and April 2, 2016 primarily represented increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.

The number of years with open tax audits varies depending upon the tax jurisdiction. The major tax jurisdictions include the US, Japan, United Kingdom and Canada. The Company is no longer subject to US Federal examination by the Internal Revenue Service (“IRS”) for the years before 2013 and, with a few exceptions, this applies to tax examinations by state authorities as well. Although the years before 2013 are considered to be closed, the IRS and other taxing authorities can also subject the Company’s net operating loss carryforwards to further review when such net operating loss carryforwards are utilized.

The Company expects a reduction in the liability for unrecognized tax benefits, inclusive of interest and penalties, by an amount between $2.5 million and $5.4 million within the next 12 months due to either settlement or the expiration of the statute of limitations. As of April 1, 2017, uncertain tax positions of $9.8 million existed, which would provide an effective rate impact in the future if subsequently recognized.

4.    DEBT AND LINES OF CREDIT

Long-term debt consisted of the following:

In thousands	April 1, 2017	December 31, 2016	April 2, 2016
Term Loan credit facility, due April 2021 (a)	$385,105	$385,794	$386,952
Revolving credit facility	—	—	—
Capital lease obligations	7,474	7,612	8,003
Total debt	392,579	393,406	394,955
Less: Short-term borrowings (b)	3,701	3,664	3,638
Long-term debt	$388,878	$389,742	$391,317

(a)
The balance as of April 1, 2017, December 31, 2016 and April 2, 2016 included aggregate unamortized debt discount and deferred financing fees of $4.9 million, $5.2 million and $6.0 million, respectively.

(b)	At April 1, 2017, December 31, 2016 and April 2, 2016, the balance consisted of Term Loan (as defined below) amortization payments and obligations under capital leases.

Term Loan
On April 10, 2014, the Company entered into a term loan credit agreement (the “Term Loan Credit Agreement”), which provides for term loans (collectively, the “Term Loan”) in an aggregate principal amount of $400.0 million, maturing in April 2021. The Term Loan is subject to amortization payments of $1.0 million per quarter, which commenced on October 1, 2014, with the balance due at maturity. Interest on the outstanding principal amount of the Term Loan accrues at a rate equal to LIBOR (with a floor of 1.0%) plus 3.0% per annum, payable in cash. The Term Loan and other obligations under the Term Loan Credit Agreement are guaranteed by all of the Company’s existing material domestic restricted subsidiaries.

The Term Loan Credit Agreement provides for incremental future term loans and other pari passu lien indebtedness, subject to an overall limit of $100.0 million plus such additional amount that would cause the Company’s consolidated net total secured debt ratio not to exceed 3.75 to 1.0 on a pro forma basis.

The Term Loan is secured (i) on a first-priority basis by a lien on the Company’s KATE SPADE trademarks and certain related rights owned by the Company and the Guarantors (the “Term Priority Collateral”) and (ii) by a second-priority security interest in the Company’s and the Guarantors’ other assets (the “ABL Priority Collateral” and together with the Term Priority Collateral, the “Collateral”), which secure the Company’s amended and restated revolving credit facility (as amended to date, the “ABL Facility”) on a first-priority basis.

The Term Loan is subject to prepayment from the Company’s Excess Cash Flow (subject to reduction based on the Company’s net debt ratio).

The Term Loan Credit Agreement limits the Company’s and its restricted subsidiaries’ ability to, among other things, incur indebtedness, make dividend payments or other restricted payments, create liens, sell assets (including securities of the Company’s restricted subsidiaries), permit certain restrictions on dividends and transfers of assets by the Company’s restricted subsidiaries, enter into certain types of transactions with shareholders and affiliates and enter into mergers, consolidations or sales of all or substantially all of the Company’s assets, in each case subject to certain designated exceptions and qualifications. The Term Loan Credit Agreement also contains certain affirmative covenants and events of default that are customary for credit agreements governing term loans.

ABL Facility
The Company’s ABL Facility was entered into on May 16, 2014 and matures in May 2019. Availability under the ABL Facility is the lesser of $200.0 million and a borrowing base consisting of a percentage of eligible cash, accounts receivable and inventory. The ABL Facility also includes a swingline subfacility of $30.0 million, a multicurrency subfacility of $35.0 million and the option to expand the facility by up to $100.0 million under certain specified conditions. A portion of the ABL Facility up to $125.0 million is available for the issuance of letters of credit, and standby letters of credit may not exceed $40.0 million in the aggregate. The ABL Facility allows two borrowing options: one borrowing option with interest rates based on euro currency rates and a second borrowing option with interest rates based on the alternate base rate, as defined in the ABL Facility, with a spread based on the aggregate availability under the ABL Facility.

The ABL Facility is guaranteed by substantially all of the Company’s current domestic subsidiaries and certain of the Company’s foreign subsidiaries. The ABL Facility is secured by a first-priority lien on the ABL Priority Collateral and a second-priority lien on the Term Priority Collateral.

The ABL Facility limits the Company’s, and its restricted subsidiaries’ ability to, among other things, incur additional indebtedness, create liens, undergo certain fundamental changes, make investments, sell certain assets, enter into hedging transactions, make restricted payments and pay certain indebtedness, enter into transactions with affiliates, permit certain restrictions on dividends and transfers of assets by the Company’s restricted subsidiaries and enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications, and many of the covenants are subject to an exception based on meeting the fixed charge coverage ratio and/or certain minimum availability tests. The ABL Facility also contains representations and warranties (some of which are brought down to the time of each borrowing made), affirmative covenants and events of default that are customary for asset-based revolving credit agreements.

The agreement governing the ABL Facility requires the Company to maintain pro forma compliance with a fixed charge coverage ratio of 1.0:1.0 on a trailing four-quarter basis if availability under the ABL Facility for three consecutive business days falls below the greater of $15.0 million and 10.0% of the lesser of the aggregate commitments and the borrowing base. The agreement governing the ABL Facility also requires the Company to apply substantially all cash collections to reduce outstanding borrowings under the ABL Facility if availability under the ABL Facility for three consecutive business days falls below the greater of $20.0 million and 12.5% of the lesser of the aggregate commitments and the borrowing base.

The funds available under the ABL Facility may be used for working capital and for general corporate purposes. The Company currently believes that the financial institutions under the ABL Facility are able to fulfill their commitments, although such ability to fulfill commitments will depend on the financial condition of the Company’s lenders at the time of borrowing.

As of April 1, 2017, availability under the Company’s ABL Facility was as follows:

In thousands	Total Facility (a)	Borrowing Base (a)	Outstanding Borrowings	Letters of Credit Issued	Available Capacity	Excess Capacity (b)
ABL Facility (a)	$200,000	$279,023	$—	$8,447	$191,553	$171,553

(a)	Availability under the ABL Facility is the lesser of $200.0 million or a borrowing base that is computed monthly and comprised of the Company’s eligible cash, accounts receivable and inventory.
(b)	Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability under the ABL Facility of $20.0 million.

5.    FAIR VALUE MEASUREMENTS

The Company utilizes the following three level hierarchy that defines the assumptions used to measure certain assets and liabilities at fair value:

Level 1 –	Quoted market prices in active markets for identical assets or liabilities;
Level 2 –	Inputs other than Level 1 inputs that are either directly or indirectly observable; and
Level 3 –	Unobservable inputs developed using estimates and assumptions developed by the Company, which reflect those that a market participant would use.

The following table presents the financial assets and liabilities the Company measured at fair value on a recurring basis, based on the fair value hierarchy:

	Level 2
In thousands	April 1, 2017	December 31, 2016	April 2, 2016
Financial Assets:
Derivatives	$1,308	$2,399	$137
Financial Liabilities:
Derivatives	$(523)	$(413)	$(967)

The fair values of the Company’s Level 2 derivative instruments were primarily based on observable forward exchange rates. Unobservable quantitative inputs used in the valuation of the Company’s derivative instruments included volatilities, discount rates and estimated credit losses.

The following table presents the non‑financial assets the Company measured at fair value on a non‑recurring basis in 2017, based on such fair value hierarchy:

	Net Carrying Value as of	Fair Value Measured and Recorded at Reporting Date Using:			Total Losses for the Three Months Ended
In thousands	April 1, 2017	Level 1	Level 2	Level 3	April 1, 2017
Property and equipment	$3,978	$—	$—	$—	$6,620

As a result of a decline in the respective future anticipated cash flows of certain kate spade new york retail locations, the Company determined that a portion of the carrying values of such assets exceeded their fair values, resulting in impairment charges, which were recorded in Selling, general & administrative expense (“SG&A”) on the accompanying Condensed Consolidated Statement of Income.

The fair values of the Company’s Level 3 Property and equipment are based on either a market approach or an income approach using the Company’s forecasted cash flows over the estimated useful lives of such assets, as appropriate.

The fair values and carrying values of the Company’s debt instruments are detailed as follows:

	April 1, 2017		December 31, 2016		April 2, 2016
In thousands	Fair Value	Carrying value	Fair Value	Carrying Value	Fair Value	Carrying Value
Term Loan credit facility, due April 2021 (a)	$390,644	$385,105	$393,405	$385,794	$388,883	$386,952
ABL Facility (b)	—	—	—	—	—	—

(a)	Carrying values include aggregate unamortized debt discount and deferred financing fees.
(b)	Borrowings under the ABL Facility bear interest based on market rate; accordingly its fair value approximates its carrying value.

The fair values of the Company’s debt instruments were estimated using market observable inputs, including quoted prices in active markets, market indices and interest rate measurements. Within the hierarchy of fair value measurements, these are Level 2 fair values. The fair values of cash and cash equivalents, receivables and accounts payable approximate their carrying values due to the short-term nature of these instruments.

6.    COMMITMENTS AND CONTINGENCIES

Buying/Sourcing
Pursuant to a buying/sourcing agency agreement, Li & Fung Limited (“Li & Fung”) acts as a global buying/sourcing agent. On March 24, 2015, the Company modified its existing arrangement in order to, among other things, transition the buying/sourcing activities for the Company’s accessories products to an in-house model, beginning with the Spring 2016 collection. The modifications included a reduction of the annual minimum value of inventory purchases and a change in the commission rates for certain products. The Company pays Li & Fung an agency commission based on the cost of product purchases through Li & Fung. The Company is obligated to use Li & Fung as the primary buying/sourcing agent for ready-to-wear apparel products and the Company may use Li & Fung as a buying/sourcing agent with respect to accessories products, with all such product purchases applying toward a minimum volume commitment of inventory purchases each year through the expiration of the term of the agreement on March 31, 2018. The Company’s agreement with Li & Fung is not exclusive.

Leases
In connection with the disposition of the Lucky Brand business, LIZ CLAIBORNE Canada retail stores, the LIZ CLAIBORNE branded outlet stores in the US and Puerto Rico and certain Mexx Canada retail stores, an aggregate of 277 store leases were assigned to or assumed by third parties, for which the Company or certain subsidiaries of the Company may remain secondarily liable for the remaining obligations on 82 such leases. As of April 1, 2017, the future aggregate payments under these leases amounted to $60.7 million and extended to various dates through 2025.

During the second quarter of 2013, the Company entered into a sale-leaseback agreement for its North Bergen, NJ office with a 12-year term and two five-year renewal options. This leaseback was classified as a capital lease and recorded at fair value. As of April 1, 2017, the estimated future minimum lease payments under the noncancelable capital lease were as follows:

In thousands
2017	$1,614
2018	2,194
2019	2,247
2020	2,300
2021	2,352
Thereafter	8,429
Total	19,136
Less: Amounts representing interest and executory costs	(11,662)
Net present values	7,474
Less: Capital lease obligations included in short-term debt	(591)
Long-term capital lease obligations	$6,883

Other
The Company is a party to several pending legal proceedings and claims. Although the outcome of any such actions cannot be determined with certainty, management is of the opinion that the final outcome of any of these actions should not have a material adverse effect on the Company’s financial position, results of operations, liquidity or cash flows.

7.    STREAMLINING INITIATIVES

For the three months ended April 1, 2017 and April 2, 2016, there were no charges incurred associated with the Company’s streamlining initiatives. The liability for streamlining initiatives of $2.7 million at April 1, 2017 primarily consisted of contract termination costs. The Company expects to pay approximately $0.2 million of accrued streamlining costs in the next 12 months.

8.    EARNINGS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per common share.

	Three Months Ended
In thousands	April 1, 2017 (13 Weeks)	April 2, 2016 (13 Weeks)

Income from continuing operations	$1,194	$10,916
Income from discontinued operations, net of income taxes	165	720
Net income	$1,359	$11,636

Basic weighted average shares outstanding	128,387	127,931
Stock options and nonvested shares	567	705
Diluted weighted average shares outstanding	128,954	128,636

Earnings per share:
Basic
Income from continuing operations	$0.01	$0.09
Income from discontinued operations	—	—
Net income	$0.01	$0.09

Diluted
Income from continuing operations	$0.01	$0.08
Income from discontinued operations	—	0.01
Net income	$0.01	$0.09

9.    ADDITIONAL FINANCIAL INFORMATION

Condensed Consolidated Statements of Cash Flows Supplementary Disclosures
During the three months ended April 1, 2017 and April 2, 2016, net income tax payments were $2.0 million and $1.1 million, respectively. During the three months ended April 1, 2017 and April 2, 2016, the Company made interest payments of $4.2 million and $8.3 million, respectively. As of April 1, 2017, December 31, 2016 and April 2, 2016, the Company accrued capital expenditures totaling $4.0 million, $6.8 million and $6.2 million, respectively.

Related Party Transactions
In the first quarter of 2015, the Company and Walton Brown, a subsidiary of The Lane Crawford Joyce Group (“LCJG”), formed two joint ventures focused on growing the Company’s business in Greater China. Following the formation of the joint ventures, both Kate Spade Hong Kong, Limited, a wholly-owned subsidiary of the Company, and Walton Brown each own 50.0% of the shares of KS China Co., Limited (“KSC”) and KS HMT Co., Limited (“KS HMT”), the holding company for the KATE SPADE businesses in Hong Kong, Macau and Taiwan. With an equal partnership structure, the Company and Walton Brown actively manage the businesses together. The joint ventures each have an initial term of 10 years.

The Company accounts for its investments in the joint ventures under the equity method of accounting. The Company’s equity in losses of its equity investees was $0.3 million and $1.2 million during the first quarter of 2017 and 2016, respectively. During the third quarter of 2015, the Company and Walton Brown each loaned $5.0 million to KSC. During the first quarter of 2016, the Company and Walton Brown each made additional loans of $0.7 million to KSC and $5.8 million to KS HMT. As of April 1, 2017, December 31, 2016 and April 2, 2016, the Company recorded $30.4 million, $30.5 million and $35.7 million, respectively, related to its Investments in and advances to unconsolidated subsidiaries, which was included in Other assets on the accompanying Condensed Consolidated Balance Sheets.

10.    SEGMENT REPORTING

The Company operates its kate spade new york and JACK SPADE NEW YORK brands through one operating segment in North America and three operating segments internationally: Japan, Asia (excluding Japan) and Europe. The Company’s Adelington Design Group reportable segment is also an operating segment. The three reportable segments described below represent the Company’s activities for which separate financial information is available and which is utilized on a regular basis by the Company’s CODM to evaluate performance and allocate resources. In identifying the Company’s reportable segments, the Company considers its management structure and the economic characteristics, products, customers, sales growth potential and long-term profitability of its operating segments. As such, the Company configured its operations into the following three reportable segments:

•	KATE SPADE North America segment – consists of the Company’s kate spade new york and JACK SPADE NEW YORK brands in North America.
•
KATE SPADE International segment – consists of the Company’s kate spade new york and JACK SPADE NEW YORK brands in International markets (principally in Japan, Asia (excluding Japan), Europe and Latin America).

•	Adelington Design Group segment – primarily consists of exclusive arrangements to supply jewelry for the LIZ CLAIBORNE and MONET brands.

The Company’s Chief Executive Officer has been identified as the CODM. The Company’s measure of segment profitability is Adjusted EBITDA of each reportable segment. Accordingly, the CODM evaluates performance and allocates resources based primarily on Segment Adjusted EBITDA. Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives, brand-exiting activities and acquisition related costs; and (iii) losses on asset disposals and impairments. The costs of all corporate departments that serve the respective segment are fully allocated, other than non-cash share-based compensation expense. The Company does not allocate amounts reported below Operating income to its reportable segments, other than equity loss in equity method investees. The Company’s definition of Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

The accounting policies of the Company’s reportable segments are the same as those described in Note 1 – Basis of Presentation. Sales are reported based on a destination basis. The Company, as licensor, also licenses to third parties the right to produce and market products bearing certain Company-owned trademarks; the resulting royalty income is included within the results of the associated segment.

Dollars in thousands	Net Sales	% to Total	Adjusted EBITDA	% of Sales
Three Months Ended April 1, 2017 (13 Weeks)
KATE SPADE North America	$217,398	80.1%	$22,788	10.5%
KATE SPADE International	48,976	18.1%	7,778	15.9%
Adelington Design Group	4,851	1.8%	507	10.5%
Totals	$271,225	100.0%

Three Months Ended April 2, 2016 (13 Weeks)
KATE SPADE North America	$218,677	79.7%	$24,587	11.2%
KATE SPADE International	48,883	17.8%	8,537	17.5%
Adelington Design Group	6,862	2.5%	2,185	31.8%
Totals	$274,422	100.0%

The following table provides a reconciliation to Net Income:

	Three Months Ended
In thousands	April 1, 2017 (13 Weeks)	April 2, 2016 (13 Weeks)
Reportable Segments Adjusted EBITDA:
KATE SPADE North America	$22,788	$24,587
KATE SPADE International (a)	7,778	8,537
Adelington Design Group	507	2,185
Total Reportable Segments Adjusted EBITDA	31,073	35,309
Depreciation and amortization, net (b)	(11,485)	(10,721)
Loss on asset disposals and impairments, net	(6,767)	(206)
Share-based compensation	(6,199)	(7,910)
Equity loss included in Reportable Segments Adjusted EBITDA	260	1,241
Operating Income	6,882	17,713
Other income (expense), net (a)	607	(247)
Interest expense, net	(4,545)	(4,996)
Provision for income taxes	1,750	1,554
Discontinued operations, net of income taxes	165	720
Net Income	$1,359	$11,636

(a)	Amounts include equity in the losses of the Company’s equity method investees of $0.3 million and $1.2 million for the three months ended April 1, 2017 and April 2, 2016, respectively.
(b)	Excludes amortization included in Interest expense, net.

GEOGRAPHIC DATA:

Dollars in thousands	Net Sales	% to Total
Three Months Ended April 1, 2017 (13 Weeks)
Domestic	$213,313	78.6%
International	57,912	21.4%
Total	$271,225	100.0%

Three Months Ended April 2, 2016 (13 Weeks)
Domestic	$218,190	79.5%
International	56,232	20.5%
Total	$274,422	100.0%

There were no significant changes in segment assets during the three months ended April 1, 2017.

11.    DERIVATIVE INSTRUMENTS

In order to reduce exposures related to changes in foreign currency exchange rates, the Company uses forward contracts and options and may utilize foreign currency collars and swap contracts for the purpose of hedging the specific exposure to variability in forecasted cash flows associated primarily with inventory purchases mainly by its businesses in Japan and Canada. As of April 1, 2017, the Company had forward contracts to sell 2.8 billion yen for $25.9 million maturing through June 2018 and 17.6 million Canadian dollars for $13.3 million maturing through April 2018.

The Company uses foreign currency forward contracts outside the cash flow hedging program to manage currency risk associated with intercompany loans. As of April 1, 2017, the Company had forward contracts to sell 5.1 billion yen for $45.8 million maturing through June 2017, 14.0 million Euro for $15.1 million maturing through June 2017, 8.0 million British pounds for $10.0 million maturing through June 2017, 5.0 million British pounds for 5.8 million Euro through June 2017, and 5.3 million Canadian dollars for $4.0 million maturing through June 2017. Transaction losses of $2.6 million and $3.1 million related to these derivative instruments were reflected within Other income (expense), net for the three months ended April 1, 2017 and April 2, 2016, respectively.

The following table summarizes the fair value and presentation in the Condensed Consolidated Financial Statements for derivatives designated as hedging instruments and derivatives not designated as hedging instruments:

	Foreign Currency Contracts Designated as Hedging Instruments
In thousands	Asset Derivatives			Liability Derivatives
Period	Balance Sheet Location	Notional Amount	Fair Value	Balance Sheet Location	Notional Amount	Fair Value

April 1, 2017	Other current assets	$23,300	$1,176	Accrued expenses	$15,900	$187
December 31, 2016	Other current assets	40,300	2,388	Accrued expenses	1,600	5
April 2, 2016	Other current assets	17,432	137	Accrued expenses	16,918	680

	Foreign Currency Contracts Not Designated as Hedging Instruments
In thousands	Asset Derivatives			Liability Derivatives
Period	Balance Sheet Location	Notional Amount	Fair Value	Balance Sheet Location	Notional Amount	Fair Value

April 1, 2017	Other current assets	$15,145	$132	Accrued expenses	$65,938	$336
December 31, 2016	Other current assets	11,500	11	Accrued expenses	43,439	408
April 2, 2016	Other current assets	—	—	Accrued expenses	45,459	287

The following table summarizes the effect of foreign currency exchange contracts designated as hedging instruments on the Condensed Consolidated Financial Statements:

In thousands	Amount of Gain or (Loss) Recognized inAccumulated OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Operations (Effective and Ineffective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Operations (Effective Portion)	Amount of Gain or (Loss) Recognized in Operations on Derivative (Ineffective Portion)
Three Months Ended April 1, 2017 (13 Weeks)	$(841)	Cost of goods sold	$(447)	$—
Three Months Ended April 2, 2016 (13 Weeks)	(1,124)	Cost of goods sold	344	—

12.    SHARE-BASED COMPENSATION

The Company recognizes the cost of all employee share-based awards on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures.

The Company issues stock options, restricted shares, restricted share units and shares with performance features to employees under share-based compensation plans. Stock options are issued at the current market price, have a three-year vesting period and a contractual term of 7 years.

Compensation expense for restricted shares, including shares with performance features, is measured at fair value on the date of grant based on the number of shares granted and the quoted market price of the Company’s common stock. Such value is recognized as expense over the vesting period of the award, net of estimated forfeitures.

Compensation expense for restricted share units with performance features and a market condition is measured at fair value, subject to the market condition on the date of grant and based on the number of shares expected to vest subject to the performance condition. Such value is recognized as expense over the vesting period of the award, net of estimated forfeitures.

Compensation expense related to the Company’s share-based payment awards totaled $6.2 million and $7.9 million for the three months ended April 1, 2017 and April 2, 2016, respectively.

Stock Options
The Company grants stock options to certain domestic and international employees. These options are subject to transfer restrictions and risk of forfeiture until earned by continuing employment. Stock options are issued at the current market price and have a three-year vesting period and a contractual term of 7 years.

The Company utilizes the Trinomial lattice pricing model to estimate the fair value of options granted. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates and to allow for actual exercise behavior of option holders.

Expected volatilities are based on a term structure of implied volatility, which assumes changes in volatility over the life of an option. The Company utilizes historical optionee behavioral data to estimate the option exercise and termination rates that are used in the valuation model. The expected term represents an estimate of the period of time options are expected to remain outstanding. The range of risk-free rates is based on a forward curve of interest rates at the time of option grant.

A summary of award activity under stock option plans as of April 1, 2017 and changes therein during the three month period then ended are as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding December 31, 2016	720,160	$15.26	2.5	$5,281
Exercised	(100,000)	8.10		1,274
Outstanding at April 1, 2017	620,160	$16.42	2.5	$6,099

Vested or expected to vest at April 1, 2017	609,345	$16.11	2.5	$6,097

Exercisable at April 1, 2017	533,234	$13.58	2.1	$6,083

As of April 1, 2017, there were approximately 0.1 million nonvested stock options. The weighted average grant date fair value per award for nonvested stock options was $15.69.

As of April 1, 2017, there was $0.9 million of total unrecognized compensation cost related to nonvested stock options granted under the Company’s stock option plans. That expense is expected to be recognized over a weighted average period of 1.0 year. The total fair value of shares vested during the three month periods ended April 1, 2017 and April 2, 2016 was $0.6 million and $0.7 million, respectively.

Restricted Stock
In 2017, the Company granted 343,886 performance shares that vest on the third anniversary of the grant date. The number of performance shares earned will vary from zero to 200% of the number of awards granted depending on the Company’s Total Shareholder Return (“TSR”) ranking relative to the TSR’s of the Bloomberg Intelligence Global Luxury Goods Index constituents. The performance shares have a grant date fair value of $13.4 million that was calculated using a Monte Carlo simulation model.

In 2016, the Company granted 452,922 performance shares that vest on the third anniversary of the grant date. The number of performance shares earned will vary from zero to 200% of the number of awards granted depending on the Company’s TSR ranking relative to the TSR’s of the S&P Mid-Cap 400 constituents as well as an earnings-based performance condition. The performance shares have a grant date fair value of $11.8 million that was calculated using a Monte Carlo simulation model.

	Three Months Ended
Valuation Assumptions:	April 1, 2017	April 2, 2016
Weighted-average fair value	$39.10	$25.99
Expected volatility	48.6%	42.5%
Dividend yield	—	—
Risk-free rate	1.5%	1.0%
Weighted-average expected annual forfeiture	3.6%	3.6%

A summary of award activity under restricted stock plans as of April 1, 2017 and changes therein during the three month period then ended are as follows:

	Shares	Weighted Average Grant Date Fair Value
Nonvested stock at December 31, 2016	2,880,155	$36.33
Granted	1,081,910	28.63
Vested (a)	(527,997)	46.01
Cancelled (a)	(356,307)	46.24
Nonvested stock at April 1, 2017	3,077,761	$30.81

Expected to vest as of April 1, 2017 (b)	2,192,491	$31.75

(a)	Includes market share units granted to a group of key executives with the vesting of such units measured by the performance of the Company’s stock price over the vesting period.
(b)
Excludes the potential impact of the performance share multiplier, which will vary from 30% to 200% of the number of market share units awarded depending on the actual performance of the Company’s stock price over the vesting periods and zero to 200% of the number of LTIP awards granted depending on the Company’s TSR relative to the TSR of the S&P Mid-Cap 400 Index.

As of April 1, 2017, there was $43.1 million of total unrecognized compensation cost related to nonvested stock awards granted under restricted stock plans. That expense is expected to be recognized over a weighted average period of 2.2 years. The total fair value of shares vested during the three month periods ended April 1, 2017 and April 2, 2016 was $24.3 million and $3.7 million, respectively.

13.    DISCONTINUED OPERATIONS AND DISPOSALS

The Company completed the sale of Lucky Brand in February of 2014 and substantially completed the wind-down operations of the Juicy Couture business in the second quarter of 2014.

The Company recorded pretax income of $1.2 million during the three months ended April 2, 2016, to reflect the estimated difference between the carrying value of the net assets disposed and their estimated fair value, less costs to dispose, including transaction costs.

Summarized results of discontinued operations are as follows:

	Three Months Ended
In thousands	April 1, 2017 (13 Weeks)	April 2, 2016 (13 Weeks)

Income (loss) before benefit for income taxes	$85	$(498)
Benefit for income taxes	(47)	—
Income (loss) from discontinued operations, net of income taxes	$132	$(498)

Gain on disposal of discontinued operations, net of income taxes	$33	$1,218

14.    RECENT ACCOUNTING PRONOUNCEMENTS

In January 2017, new accounting guidance was issued on intangibles, which simplifies the measurement of goodwill impairment testing. Under the new guidance, annual or interim goodwill impairment testing will be performed by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value and any loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This guidance is effective for interim and annual goodwill impairment tests beginning on or after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the new accounting guidance on its financial statements.

In August 2016, new accounting guidance was issued which clarifies the classification of certain cash receipts and payments on the statement of cash flows. This guidance is effective for interim and annual periods beginning on or after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the new accounting guidance on its financial statements.

In February 2016, new accounting guidance was issued on lease transactions. The guidance was issued to increase transparency and comparability among organizations by requiring lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by leases and disclosing key information about leasing arrangements. This guidance is effective for interim and annual periods beginning on or after December 15, 2018. The Company is currently evaluating the impact of the adoption of the new accounting guidance on its financial statements.

In May 2014, new accounting guidance on the accounting for revenue recognition was issued, which requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, this guidance was updated, which defers the effective date by one year and permits early adoption for interim and annual periods beginning on or after December 15, 2016. This guidance is effective for interim and annual periods beginning on or after December 15, 2017. The Company is continuing to evaluate the impact of the adoption of the new accounting guidance on its financial statements.